Exhibit 10.7

[Letterhead of Overseas Shipholding Group, Inc.]

August 11, 2014

Captain Robert E. Johnston
1131 Abbeys Way
Tampa, FL 33602

Dear Captain Johnston:

This letter agreement (this “Agreement”), when countersigned by you, will confirm our agreement as to your retirement from the position of President and Chief Executive Officer (“CEO”) of OSG Ship Management, Inc. (together with Overseas Shipholding Group, Inc., and their respective Successors and Assigns as defined in Section 4(d) hereof, the “Company”), commencing on August 11, 2014 (the “Termination Date”), and your continued provision of services for a certain period following the Termination Date, in accordance with the terms and conditions of this Agreement (this “Agreement”). This Agreement shall supersede and replace in its entirety the letter agreement between you and the Company, dated March 22, 2013 (the “Original Agreement”), and this Agreement shall be effective once executed by the parties hereto, subject to your simultaneously executing the release attached hereto as Exhibit A (the “Release”) and not revoking the Release.

1.                  Retirement and Consultancy.

(a)                As of the Termination Date, you will be deemed to have resigned as President and CEO of the Company; and from any other offices you may hold at the Company or any of its affiliates, except as designated by the Chairman of the Board of Directors from time to time at his sole discretion. By mutual agreement, the employment relationship between you and the Company and its affiliates shall terminate effective as of the Termination Date.

(b)               From the Termination Date to December 31, 2015 (the “Consulting Period”), the Company will engage you as an independent contractor to render consulting services to the Company and its subsidiaries, OSG Bulk Ships, Inc. and OSG International, Inc., as the Chairman of the Board of Directors may request from time to time in his sole discretion.

(c)                The Company may, at any time, terminate your services as an independent contractor with Cause (as defined below) or for Disability (as defined below), subject to the terms of this Agreement.

(d)               For purposes of this Agreement, “Disability” shall mean (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan provided by the Company.

(e)                For purposes of this Agreement, “Cause” shall mean (i) your willful misconduct of a material (but determined without regard to the size of the Company) nature, either (A) involving the Company or its assets, business or employees or in the performance of your duties, or (B) which is materially injurious to the Company economically or to the Company’s reputation as determined in good faith by the Board; (ii) your conviction for (or pleading guilty or nolo contendere to) (A) a felony, (B) any other crime involving any financial or moral impropriety or turpitude, or (C) any other crime which, in the good faith determination of a majority of the Board would materially interfere with your ability to perform your services to the Company or otherwise be materially injurious to the Company economically or to the Company’s reputation (provided that for purposes of this subpart (ii), a felony or crime shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. Law”) and any action or inaction which takes place outside of the United States, if it would be a felony or crime under U.S. Law); (iii) your continued and substantial failure to perform your duties with the Company (other than failure resulting from your Disability), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (iv) your breach of any material provision of this Agreement, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (v) your failure to attempt in good faith to promptly follow a written direction of the Board which direction indicates that failure to do so shall be grounds for termination, provided that the failure will not be considered “Cause” if you, in good faith, believe that such direction, or implementation thereof, is illegal and you promptly so notify the Chairman of the Board in writing. No act or failure to act by you shall be deemed to be “willful” if you believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.

2.                  Compensation and Benefits.

(a)                2014 Annual Incentive Plan Payment (“Bonus”): You will receive a lump sum Bonus payment of $1,012,500.00 in full satisfaction of any and all Bonus amounts owed to you under the Overseas Shipholding Group, Inc. Severance Plan.

(b)               Consultation Fee. For the duration of the Consulting Period, unless terminated by the Company for Cause or by you other than for Good Reason, you will receive a consultation fee, paid monthly in substantially equal installments over the Consulting Period. The fee for each month will be paid within ten (10) days following the last day of the month to which it relates.

(c)                SESP Payment. On account of and in full satisfaction of the amounts owed to you by the Company pursuant to the OSG Ship Management, Inc. Supplemental Executive Savings Plan, as amended (the “SESP”), you shall have an allowed administrative claim against the Company, pursuant to Section 503(b)(1)(A) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), in an amount of $6,399,258.50 (the “Allowed Claim”), which shall be paid as soon as reasonably practicable following the Termination Date, subject to any required approvals of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). For the avoidance of doubt, this Agreement shall constitute your consent pursuant to Section 1129(a)(9) of the Bankruptcy Code to the payment of the Allowed Claim in accordance with the terms hereof and any order of the Bankruptcy Court. Upon allowance of your Allowed Claim, you shall not be entitled to any other claims against the Company or any of its affiliates in respect of your benefits under the SESP. In no event shall you be entitled to recover a total amount greater than $6,399,258.50 in respect of your benefits under the SESP.

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(d)               Except as provided in this Section 2, you shall otherwise not be eligible for or entitled to any other payments or benefits during the Consulting Period.

3.                  Restrictive Covenants.

(a)                You agree that you shall respect the confidential nature of any Confidential Information (as defined below) directly or indirectly related to your work or to the Company. All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you or otherwise) relating to the business of the Company or its affiliates (and any copies of the same) shall be and remain the property of the Company or such affiliate and shall be handed over by you (who shall not keep copies or duplicates of any nature) to the Company upon the Termination Date. You agree that you shall not directly or indirectly use for your own purposes or for any purposes other than those of the Company or its affiliates, any trade secrets or Confidential Information. “Confidential Information” shall mean any non-public information, including without limitation, the names or addresses or other sensitive personal or family data, teems of business and/or requirements of any employee, officer, customer, agent, counsel or supplier of the Company or its affiliates, any pricing or scheduling information, business plans or information relating to its business model, marketing and sales information, business dealings, information, management codes, invention practices and procedures and programs, financial information, designs, structures, research activity information, invention, innovation information which is marked “confidential” or which you are told is confidential or which you might reasonably expect the Company or its affiliates to regard as confidential, and any information which has been given to the Company or its affiliates in confidence by its customers, suppliers or other persons.

(b)               You agree that you shall not, for the period starting on the effective date of this Agreement and through six months after the end date of the Consulting Period, engage in any act that may be considered to be in competition with the business objectives of the Company or its affiliates in any country where the Company or its affiliates does business or contemplates doing business.

(c)                You agree that you shall not, for the period starting on the effective date of this Agreement and through December 31, 2016, without the prior written consent of the Company, whether by yourself, through your employees or agents or otherwise howsoever and whether on your own behalf or on behalf of any other person, firm, company or other organization, directly or indirectly, solicit or induce or endeavor to solicit or induce (i) any employee to cease working for or providing services to the Company or its affiliates, whether or not any such person would thereby commit a breach of contract, and (ii) any customer or supplier of the Company or its affiliates in connection with a competitor of the Company or its affiliates or to terminate or alter in a manner adverse to the Company or its affiliates such customer’s or supplier’s relationship with the Company or its affiliates.

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(d)               You hereby agree not to defame or disparage the Company or its affiliates or their respective officers, directors, members or employees. You hereby agree to cooperate with the Company and its affiliates in refuting any defamatory or disparaging remarks by any third party made in respect of the Company, its affiliates, or their directors, members, officers or employees.

4.                  Miscellaneous.

(a)                Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b)               Entire Agreement/Amendment. This Agreement contains the entire understanding between you and the Company with respect to your employment by the Company or its affiliates from and after the Effective Date and supersedes any prior agreements between the Company or its affiliates and you with respect thereto, including the Original Agreement. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company.

(c)                Waivers. No waiver by any person of any breach of any provision of this Agreement shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time. To be effective, any waiver must be set forth in writing signed by the waiving person and must specifically refer to the breach that is being waived.

(d)               Assignment. Your rights and obligations under this Agreement are not assignable by you, except as provided by will or operation of law or in accordance with this Section 4(d) or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company or any affiliate. The Company’s rights and obligations under this Agreement are not assignable by the Company except to any successor to the Company or an acquirer of all or substantially all of the assets of the Company; provided such successor or acquirer agrees to assume the Company’s obligations under this Agreement either by contract or operation of law (the “Successors and Assigns”). You shall be entitled, to the extent permitted under applicable law or under any applicable plan, program, policy, grant or agreement of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving the Company written notice thereof In the event of your death or a judicial determination of your incompetence, references to you in this Agreement shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

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(e)                Successors; Binding Agreement; Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the person or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.

(f)                Conflict and Representation. You represent that you are not subject to any limitations that would be violated by you entering into this Agreement or performance of your obligations hereunder or interfere with, or limit, your ability to perform your duties hereunder.

(g)               Dispute Resolution. With respect to any dispute or controversy arising under or in connection with this Agreement, you and the Company will (i) (A) while the Company is subject to the proceedings under Chapter 11 of the Bankruptcy Code, irrevocably and unconditionally consent to the exclusive jurisdiction of the Bankruptcy Court, unless such court abstains from or declines to exercise jurisdiction, in which case jurisdiction shall be in any federal or state court with subject matter jurisdiction in the borough of Manhattan, or (B) if the Company is no longer subject to the proceedings under Chapter 11 of the Bankruptcy Code, irrevocably and unconditionally consent to the exclusive jurisdiction of any federal or state court with subject matter jurisdiction in the borough of Manhattan, (ii) will irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement in such court and (iii) will further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(h)               Withholding. The Company and its affiliates may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)                 Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

(j)                 Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

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If the terms and conditions set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter agreement and return it to acknowledge your agreement to the foregoing.

OVERSEAS SHIPHOLDING GROUP, INC.
By:	/s/ JOHN J. RAY, III
Name: John J. Ray, III
Title: Chairman of the Board of Directors

Agreed & Accepted
/s/ CAPTAIN ROBERT E. JOHNSTON
Captain Robert E. Johnson

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